Exhibit 99 (c)

AGREEMENT
(Wayland H. Cato, Jr.)

     THIS AGREEMENT is dated as of the 22 day of July, 2003 (“Agreement”), by and among Wayland H. Cato, Jr. (“Wayland Cato”) and The Cato Corporation, a Delaware corporation (the “Company”).

PREAMBLES

     WHEREAS, the Company has entered into that certain Stock Repurchase Agreement, dated as of the date hereof (the “Stock Repurchase Agreement”), with, among others, Cato Family Investments Limited Partnership and the Wayland H. Cato, Jr. Revocable Trust (together, the “WC Sellers”), pursuant to which the WC Sellers have agreed to sell to the Company an aggregate of 3,296,568 shares of the Class B Common Stock of the Company (the “Shares”); and

     WHEREAS, the WC Sellers make certain representations and warranties to the Company in the Stock Repurchase Agreement; and

     WHEREAS, Wayland Cato has certain interests in the WC Sellers and wishes the Company to enter into the Stock Repurchase Agreement; and

     WHEREAS, the Company requires that Wayland Cato enter into this Agreement as a condition to the Company’s obligation to enter into the Stock Repurchase Agreement and complete the transactions contemplated by the Stock Repurchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained in the Agreement and in the Stock Repurchase Agreement, the parties hereto agree as follows:

     1.     Wayland Cato hereby represents and warrants to the Company as to each of those matters as to which the WC Sellers represent and warrant to the Company in Section 4 of the Stock Repurchase Agreement.

     2.     Wayland Cato acknowledges and agrees that he will be required to confirm to the Company the continuing accuracy of the foregoing representations and warranties as of the Closing Date, as defined in the Stock Repurchase Agreement.

     3.     Wayland Cato acknowledges and agrees that the foregoing representations and warranties shall survive the Closing, as defined in the Stock Repurchase Agreement, for so long as any statute of limitations applicable to the matters addressed by such representations and warranties remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

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     4.     The parties hereto agree that the construction, interpretation and validity of this Agreement shall be governed by and determined in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof.

     IN WITNESS WHEREOF, Wayland Cato and the Company each have duly executed, or have caused to be duly executed, this Agreement under seal as of the day and year first above written.

THE CATO CORPORATION

By:	John P. Derham Cato President, Vice Chairman and Chief Executive Officer

Wayland H. Cato, Jr.

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